EXHIBIT 23.1

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KPMG LLP Suite 900, Morgan Keegan Tower Fifty North Front Street Memphis, TN 38103

Consent of Independent Registered Public Accounting Firm

The Board of Directors
First Horizon National Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 pertaining to the registering of additional shares under the First Horizon National Corporation Savings Plan of our reports dated February 26, 2007, with respect to (i) the consolidated statements of condition of First Horizon National Corporation as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, (ii) management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and (iii) the effectiveness of internal control over financial reporting as of December 31, 2006, which reports are incorporated by reference in the Company’s 2006 Annual Report on Form 10-K.

Our report refers to changes in accounting for share-based payments, servicing rights, and defined benefit pension and postretirement benefit plans.

/s/ KPMG LLP
Memphis, Tennessee
November 14, 2007

KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.